Exhibit 5.1

Tel-Aviv, July 29, 2026

Innoviz Technologies Ltd.

Innoviz Technologies Campus

5 Uri Ariav St., Bldg. C, Rosh HaAin 4809202

Israel

Ladies and Gentlemen:

This opinion is furnished to you in connection with the offering of 66,666,667 ordinary shares, no par value per share, of Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “ Company” and the “Ordinary Shares”, respectively) under that certain Securities Purchase Agreement, dated July 29, 2026, by and between the Company and each of the purchasers named therein, pursuant to the Company’s Registration Statement on Form F-3 (No. 333-289554) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), including the accompanying prospectus included therein (the “Prospectus”), and the prospectus supplement, dated July 29, 2026 (the “ Prospectus Supplement”) (collectively, the “ Offering”).

As Israeli counsel to the Company in connection with the Offering, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.

Upon the basis of such examination, we are of the opinion that the Ordinary Shares have been duly authorized for issuance, and when issued and sold in the manner contemplated by the Prospectus Supplement and the Prospectus, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus Supplement and Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /S/ Naschitz, Brandes, Amir & Co., Advocates Naschitz, Brandes, Amir & Co., Advocates